                                                                     Exhibit 3.2

                            Certificate of Amendment

                                       of

                          Certificate of Incorporation

                                       of

                            EDGEMONT RESOURCES CORP.

                Under Section 242 of the General Corporation Law

                             ----------------------

         It is hereby certified that:

         1.  The  name of the  corporation  is  Edgemont  Resources  Corp.  (the
"CORPORATION").

         2.  The  Certificate  of  Incorporation  of the  Corporation  is hereby amended by  deleting  ARTICLE  FOURTH  thereof  and  inserting  in its place the following:

                  "ARTICLE FOURTH:  The aggregate number of shares of stock that the  Corporation  shall have authority to issue is two hundred fifty million  (250,000,000)  shares of Common Stock, $.01 par value per share."

         3.  The Amendment of Certificate of Incorporation  herein certified has been duly adopted in accordance  with the  provisions of Sections 228 and 242 of the General  Corporation  Law of the State of Delaware  (the "DGCL") and written consent of the sole  stockholder of the Corporation has been given in accordance with Section 228 of the DGCL.

         IN WITNESS  WHEREOF,  the  Corporation  has caused this  Certificate of
Amendment of  Certificate  of  Incorporation  to be executed on this 24th day of
July, 2006.

                                                     EDGEMONT RESOURCES CORP.

                                                     /s/ William A. Iverson
                                                     --------------------------------------
                                                     Name:  William A. Iverson
                                                     Title:  President and Chief Executive Officer